FIRST AMENDMENT TO THE

TRUST FOR PROFESSIONAL MANAGERS

OPERATING EXPENSE LIMITATION AGREEMENT

with

MORGAN DEMPSEY CAPITAL MANAGEMENT, LLC

THIS FIRST AMENDMENT dated as of December 20, 2011, to the Operating Expense Limitation Agreement, dated as of April 20, 2010 (the “Agreement”), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS (the “Trust”), on behalf of the series of the Trust as indicated on Schedule A to the Agreement, as may be amended from time to time (the “Fund”), and Morgan Dempsey Capital Management, LLC (hereinafter called the “Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Adviser desire to amend the Agreement to reduce the Annual Limit, as defined in the Agreement, from 2.00% to 1.30%; and

WHEREAS, the Agreement allows for the amendment of Schedule A to the Agreement by a written instrument executed by both parties;

NOW, THEREFORE, the parties agree as follows:

Schedule A of the Agreement is hereby superseded and replaced with Amended Schedule A attached hereto, for the sole purpose of amending the Annual Limit.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS	MORGAN DEMPSEY CAPITAL
on behalf its series listed on Schedule A	MANAGEMENT, LLC

By: /s/ Joseph C. Neuberger	By: /s/ David W. Durham
Name: Joseph C. Neuberger	Name: David W. Durham
Title: President	Title: Principal

Amended Schedule A
to the

TRUST FOR PROFESSIONAL MANAGERS

OPERATING EXPENSE LIMITATION AGREEMENT

with

MORGAN DEMPSEY CAPITAL MANAGEMENT, LLC

Series and Class of Trust for Professional Managers	Operating Expense Limitation as a Percentage of Average Daily Net Assets
Morgan Dempsey Small/Micro Cap Value Fund	1.30%